EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)

Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

CONTACT:
Robert J. Gentry
FOR IMMEDIATE RELEASE	Director of Marketing
717.530.3545 Phone
717.532.4099 Fax

Orrstown Financial Services, Inc. Reports Third Quarter

Earnings and Fourth Quarter Dividend

Shippensburg, PA (October 25, 2007) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced third quarter 2007 earnings of $3,427,000, or $.53 per share versus $3,004,000, or $.46 per share for the third quarter of 2006. This represents a 14.1% increase in third quarter earnings compared to the prior year. Net income for the nine months ended September 30, 2007 was $9,510,000, or a 10.0% increase over the $8,648,000 earned during the nine months of 2006. Primary earnings per share grew 5.0% from $1.41 during the first nine months of 2006 to $1.48 in 2007.

Return on average assets, return on average equity and return on average tangible equity were 1.61%, 14.70% and 19.36%, respectively, for the third quarter of 2007 versus 1.52%, 13.92% and 18.89%, respectively, for the third quarter of 2006. For the first nine months of 2007, return on average assets, return on average equity and return on average tangible equity were 1.54%, 13.95% and 18.49%, respectively, versus 1.66%, 15.77% and 19.33% during 2006.

The Board of Directors approved a fourth quarter cash dividend of $.21 per share payable to shareholders of record on November 5, 2007. This represents an increase of 10.5% over the dividend of $.19 declared during the fourth quarter of 2006. Through four quarters, 2007 dividends of $.82 per share are 10.4% ahead of 2006 dividends of $.743. The dividend will be paid on November 21, 2007. All per share amounts have been restated to reflect the 5% stock dividend in May 2007.

Kenneth R. Shoemaker, President and Chief Executive Officer of the company stated, “We are pleased to show stellar earnings growth for the third quarter as well as solid performance for the first nine months of this year. The company’s positive results are especially notable in light of unfavorable conditions in the financial sector. Our business model is working and we look forward to increasing our market share by continuing our tradition of superior customer service.”

With over $872 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	September 30, 2007	September 30, 2006	% Change
Net Income	$3,427,000	$3,004,000	+ 14.1%
Primary Earnings Per Share	$.53	$.46	+ 15.2%
Diluted Earnings Per Share	$.51	$.44	+ 15.9%
Dividends Per Share	$.21	$.19	+ 10.2%
Return on Assets	1.61%	1.52%
Return on Equity	14.70%	13.92%
Return on Tangible Assets	1.67%	1.58%
Return on Tangible Equity	19.36%	18.89%

For Nine Months Ended:	September 30, 2007	September 30, 2006	% Change
Net Income	$9,510,000	$8,648,000	+ 10.0%
Primary Earnings Per Share	$1.48	$1.41	+ 5.0%
Diluted Earnings Per Share	$1.41	$1.35	+ 4.4%
Dividends Per Share	$.61	$.552	+ 10.5%
Return on Assets	1.54%	1.66%
Return on Equity	13.95%	15.77%
Return on Tangible Assets	1.60%	1.71%
Return on Tangible Equity	18.49%	19.33%

Balance Sheet Highlights:	September 30, 2007	September 30, 2006	% Change
Assets	$872,113,000	$783,830,000	+ 11.3%
Loans, Gross	$684,430,000	$604,762,000	+ 13.2%
Deposits	$658,871,000	$625,141,000	+ 5.4%
Equity	$94,266,000	$87,343,000	+ 7.9%
Tangible Equity	$72,836,000	$65,714,000	+ 10.8%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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